Exhibit 99.1

Omega Protein Announces First Quarter 2015 Financial Results

HOUSTON, TX – May 11, 2015 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today reported financial results for the first quarter ended March 31, 2015.

First Quarter Highlights

●	Revenues: $71.6 million for the quarter, compared to $63.5 million in the same period a year ago
●	Gross profit margin: 20.7% for the quarter, compared to 32.3% in the same period a year ago
●	Net income: $1.7 million, or $2.6 million on an adjusted basis for the quarter, compared to $8.0 million, or $9.0 million on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.08, or $0.12 on an adjusted basis for the quarter, compared to $0.37, or $0.42 on an adjusted basis in the same period a year ago
●	Adjusted EBITDA: $10.4 million for the quarter, compared to $19.1 million in the same period a year ago

“We continued our movement towards becoming a more balanced nutrition company in the first quarter with our human nutrition segment generating a record $35 million of revenues,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “As we expected, our animal nutrition segment experienced lower sales volumes primarily due to lower beginning inventory levels. Looking ahead, our team remains focused on further integrating our recent acquisitions to drive growth and diversification in our nutrition businesses.”

First Quarter 2015 Results

The Company's revenues increased 13% from $63.5 million in the same period last year to $71.6 million. This increase was due to growth in human nutrition revenues of $26.6 million, partially offset by a decline in animal nutrition revenues of $18.4 million. The increase in human nutrition revenues was largely due to the addition of Bioriginal Food & Science Corp. (“Bioriginal”), which was acquired in September 2014. The decrease in animal nutrition revenues was due to lower sales volumes of 76% and 12% for the Company’s fish oil and fish meal, respectively, partially offset by increased sales prices of 56% and 6% for the Company’s fish oil and fish meal, respectively. The composition of revenues by nutritional product line for the first quarter of 2015 was 49% dietary supplements and food, 37% fish meal, 13% fish oil and 1% fish solubles and other.

First quarter of 2015 revenues decreased 30% from $102.5 million in the fourth quarter of 2014 to $71.6 million. This decrease was due to a $31.3 million decline in animal nutrition revenues, partially offset by a $0.5 million increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to lower fish meal and fish oil volumes of 46% and 66%, respectively, partially offset by higher fish meal and fish oil sales prices of 7% and 30%, respectively.

The Company reported gross profit of $14.8 million, or 20.7% as a percentage of revenues, for the first quarter of 2015, versus $20.5 million, or 32.3% as a percentage of revenues, in the first quarter of 2014. The decrease in gross profit as a percentage of revenues was due to corresponding reductions in both the animal and human nutrition segments. Animal segment gross profit as a percentage of revenues declined from 34.6% to 28.6%, due primarily to a higher cost per unit for the most recent season’s production, as well as a $0.4 million expense for fuel hedge ineffectiveness in the first quarter of 2015. Human nutrition gross profit as a percentage of revenues decreased from 16.9% to 12.2% due primarily to changes in product mix and a lower gross profit as a percentage of revenues for protein products.

Compared to the fourth quarter of 2014, first quarter gross profit decreased from $22.5 million, or 22.0% as a percentage of revenues, to $14.8 million, or 20.7% as a percentage of revenues, due primarily to lower animal nutrition revenues. Animal nutrition gross profit as a percentage of revenues was nearly unchanged, decreasing from 28.7% to 28.6%. Human nutrition segment gross profit as a percentage of revenues increased from 8.6% to 12.2% due primarily to improved results from protein products.

Selling, general and administrative expense (“SG&A”) for the first quarter increased by $3.3 million to $9.4 million compared the first quarter of 2014, primarily as a result of the Bioriginal acquisition. SG&A expense increased $0.7 million from $8.7 million in the fourth quarter of 2014.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities. In conjunction with the closure, the Company incurred charges of $0.6 million and $1.3 million in the first quarters of 2015 and 2014, respectively.

Loss on foreign currency related to Bioriginal was $0.5 million for the first quarter of 2015; there was no gain or loss on foreign currency in the first quarter of 2014.

The first quarter of 2015 effective tax rate was 36.9% compared to 33.9% in the first quarter of 2014 and 46.5% in the fourth quarter of 2014. The first quarter of 2015 effective tax rate reflected the impact of non-deductible expenses and the fourth quarter of 2014 effective tax rate reflected lower deductions resulting from tax rules enacted during the quarter.

Net income for the first quarter of 2015 was $1.7 million ($0.08 per diluted share) compared to $8.0 million ($0.37 per diluted share) in the same period last year and $3.2 million ($0.14 per diluted share) in the fourth quarter of 2014. Excluding adjustments for certain items, net income for the first quarter of 2015 would have been $2.6 million ($0.12 per diluted share), compared to $9.0 million ($0.42 per diluted share) in the same period last year and $7.8 million ($0.35 per diluted share) for the fourth quarter of 2014.

Adjusted EBITDA totaled $10.4 million for the first quarter of 2015, compared to $19.1 million for the same period last year and $19.7 million for the fourth quarter of 2014.

Balance Sheet

The Company's March 31, 2015 cash balance decreased $1.2 million from December 31, 2014 to $0.2 million, and total debt increased $4.4 million from December 31, 2014 to $39.7 million on March 31, 2015, due primarily to business seasonality and capital expenditures. Stockholders' equity increased $1.5 million to $267.4 million as of March 31, 2015 compared to $265.9 million as of December 31, 2014.

Conference Call Information

Omega Protein will host a conference call on its first quarter 2015 financial results at 8:30 a.m., Eastern Time, on Tuesday, May 12, 2015. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call and the prepared remarks will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through May 26, 2015. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 13607881.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found off of the coasts of the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its most recent acquisition of Bioriginal; (7) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s and Nutegrity’s businesses; and (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands, except par value amounts)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$223	$1,430
Receivables, net	41,954	36,621
Inventories	93,551	97,513
Deferred tax asset, net	1,845	1,871
Prepaid expenses and other current assets	4,083	4,936
Total current assets	141,656	142,371
Other assets, net	2,176	2,309
Property, plant and equipment, net	175,579	169,932
Goodwill	41,945	42,501
Other intangible assets, net	22,197	23,002
Total assets	$383,553	$380,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$18,379	$14,741
Accounts payable	19,173	21,047
Accrued liabilities	23,140	23,216
Total current liabilities	60,692	59,004
Long-term debt, net of current maturities	21,296	20,486
Deferred tax liability, net	24,949	25,949
Pension liabilities, net	4,968	5,375
Other long-term liabilities	4,229	3,419
Total liabilities	116,134	114,233

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 21,793,094 and 21,587,751 shares issued and 21,718,072 and 21,527,319 share outstanding at March 31, 2015 and December 31, 2014, respectively	212	210
Capital in excess of par value	143,393	141,855
Retained earnings	136,937	135,268
Treasury stock, at cost – 75,022 and 60,432 shares at March 31, 2015 and December 31, 2014, respectively	(753)	(595)
Accumulated other comprehensive loss	(12,370)	(10,856)
Total stockholders’ equity	267,419	265,882
Total liabilities and stockholders’ equity	$383,553	$380,115

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$71,623	$63,500
Cost of sales	56,828	43,007
Gross profit	14,795	20,493

Selling, general, and administrative expense	9,416	6,093
Research and development expense	774	484
Loss related to plant closure	638	1,323
Loss (gain) on disposal of assets	307	247
Operating income	3,660	12,346
Interest income	4	8
Interest expense	(362)	(247)
Loss on foreign currency	(545)	—
Other expense, net	(110)	(56)
Income before income taxes	2,647	12,051
Provision for income taxes	978	4,080
Net income	1,669	7,971

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax benefit of $886 and $0, respectively	(1,645)	—
Energy swap adjustment, net of tax benefit of $34 and $10, respectively espectively	(64)	(18)
Pension benefits adjustment, net of tax expense of $105 and $80, respectively	195	149
Comprehensive income	$155	$8,102
Basic earnings per share	$0.08	$0.38
Weighted average common shares outstanding	21,006	20,355
Diluted earnings per share	$0.08	$0.37
Weighted average common shares and potential common share equivalents outstanding	21,466	21,014

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,669	$7,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,878	5,217
Loss related to plant closure	—	231
Loss (gain) on disposal of assets	307	247
Provisions for losses on receivables	12	12
Share based compensation	546	392
Deferred income taxes	(525)	285
Unrealized loss on foreign currency fluctuations, net	545	—
Changes in assets and liabilities:
Receivables	(5,855)	(6,952)
Inventories	3,477	12,716
Prepaid expenses and other current assets	465	1,592
Other assets	(215)	(135)
Accounts payable	(2,456)	(775)
Accrued liabilities	(453)	434
Pension liability, net	(212)	(172)
Other long term liabilities	614	(28)
Net cash provided by operating activities	3,797	21,035
Cash flows from investing activities:
Proceeds from disposition of assets	15	61
Capital expenditures	(10,560)	(12,815)
Net cash used in investing activities	(10,545)	(12,754)
Cash flows from financing activities:
Principal payments of long-term debt	(3,133)	(1,219)
Proceeds from long-term debt	7,838	—
Purchase treasury stock at cost	(158)	(57)
Proceeds from stock options exercised	843	93
Excess tax benefit of stock options exercised	151	9
Net cash provided by (used in) financing activities	5,541	(1,174)
Net increase (decrease) in cash and cash equivalents	(1,207)	7,107
Cash and cash equivalents at beginning of year	1,430	34,059
Cash and cash equivalents at end of period	$223	$41,166

The tables below present information about reported segments for the three months ended March 31, 2015 and 2014 (in thousands). It should be noted that all cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

Three Months Ended March 31, 2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$36,829	$34,794	$—	$71,623
Cost of sales	26,283	30,545	—	56,828
Gross profit	10,546	4,249	—	14,795
Selling, general and administrative expenses (including research and development)	557	5,029	4,604	10,190
Loss related to plant closure	638	—	—	638
Other (gains) and losses	307	—	—	307
Operating income	$9,044	$(780)	$(4,604)	$3,660
Depreciation and amortization	$4,273	$1,499	$106	$5,878
Identifiable assets	$211,055	$171,559	$899	$383,513
Capital expenditures	$9,113	$951	$496	$10,560

(1) Excludes revenue from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Three Months Ended March 31, 2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$55,270	$8,230	$—	$63,500
Cost of sales	36,167	6,840	—	43,007
Gross profit	19,103	1,390	—	20,493
Selling, general and administrative expenses (including research and development)	553	1,921	4,103	6,577
Loss related to plant closure	1,323	—	—	1,323
Other (gains) and losses	56	191	—	247
Operating income	$17,171	$(722)	$(4,103)	$12,346
Depreciation and amortization	$4,368	$701	$148	$5,217
Identifiable assets	$222,761	$71,814	$42,256	$336,831
Capital expenditures	$4,597	$8,209	$9	$12,815

(2) Excludes revenue from internal customers of $0.7 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Income	$1,669	$3,198	$7,971
Reconciling items:
Interest expense	332	574	216
Income tax provision	978	2,783	4,080
Depreciation and amortization	5,878	5,945	5,217
Loss related to plant closure	638	1,576	1,323
Impairment of intangible assets	—	4,718	—
Acquisition post-closing consideration	574	600	—
Acquisition costs and inventory adjustment	—	72	—
Loss (gain) on disposal of assets	307	217	247
Adjusted EBITDA	$10,376	$19,683	$19,054

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, loss related to plant closure, impairment of intangible assets, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Income	$1,669	$3,198	$7,971
Reconciling items:
Income tax provision prior to adjustments	978	2,783	4,080
Loss related to plant closure	638	1,576	1,323
Impairment of intangible assets	—	4,718	—
Acquisition post-closing consideration	574	600	—
Acquisition costs and inventory adjustment	—	72	—
Loss (gain) on disposal of assets	307	217	247
Adjusted income before income taxes	4,166	13,164	13,621
Provision for income taxes after adjustments	1,539	5,372	4,612
Adjusted net income	$2,627	$7,792	$9,009
Adjusted diluted earnings per share	$0.12	$0.35	$0.42

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, impairment of intangible assets, acquisition post-closing consideration, acquisition costs and inventory adjustment and loss (gain) on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.